EXHIBIT 99.1

FOR IMMEDIATE RELEASE	COMPANY CONTACT:
ROBERT W. KLINGE
(269) 382-8200

PRAB AGREES TO GOING PRIVATE TRANSACTION
AT $2.40 PER SHARE

KALAMAZOO, MI (December 15, 2003) — PRAB, INC. (“Prab” or the “Company”) (OTC BULLETIN BOARD: PRAB), today announced that it has entered into an Agreement and Plan of Merger with Kalamazoo Acquisition Corporation (“KAC”), an entity formed by Gary A. Herder, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and Edward Thompson, Vice President of Operations of the Company.

The merger agreement provides that, at the closing of the merger, each outstanding share of the Company’s common stock (other than Company common stock owned by KAC) will be converted into the right to receive $2.40 in cash.

The transaction has been unanimously approved by the Board of Directors of the Company (other than Mr. Herder, who abstained and did not vote) following the unanimous recommendation of a Special Committee of disinterested directors. The transaction was recommended by the Special Committee. Lincoln Partners LLC served as financial advisor to the Special Committee and the Board of Directors and provided its opinion to the Special Committee that the consideration to be received in the merger is fair, from a financial point of view, to the Company’s shareholders.

The merger agreement contains customary fiduciary termination rights. The closing of the merger is subject to various conditions, including approval by the Company’s shareholders. It is presently anticipated that a special meeting of shareholders will be held in February or March of 2004, with the exact timing dependent on the completion and review of necessary filings by the Securities and Exchange Commission (the “SEC”).

As a result of the merger, the Company will become a privately-held company. Accordingly, upon closing, the registration of the Company’s common stock under the Securities Exchange Act of 1934 will terminate and the Company will cease filing reports with the SEC.

The announcement of the merger agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company’s common stock. The Company intends to file and deliver all forms, proxy statements, notices and documents required under federal and state law with respect to the merger.

Exhibit 99.1-1

The Company intends to promptly file preliminary proxy materials with the SEC for the special meeting of the shareholders to vote on the proposed transaction. Upon completion of the SEC’s review of the preliminary proxy materials, the Company will call a special meeting of its shareholders to vote on the merger and will file with the SEC and mail to the Company’s shareholders definitive proxy materials. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of the Company’s Board of Directors and the Special Committee in respect of the merger. Shareholders of the Company are advised to read the definitive proxy materials when made available, including the proxy statement and the merger agreement, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available when they are mailed to shareholders without charge at the SEC’s website at www.sec.gov or by requesting them in writing from Prab, Inc., 5944 East Kilgore Road, P.O. Box 2121, Kalamazoo, Michigan 49003, Attn: Chief Financial Officer, or by telephone (269) 382-8200.

The Company, Mr. Herder and the other directors of the Company may be deemed to be participants in the solicitation of the shareholders of the Company in favor of the merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on February 20, 2003, and will be contained in the proxy materials relating to the proposed transaction.

About Prab

Prab operates under two divisions, Prab Conveyors and Hapman Conveyors, and is a leading provider in the design and manufacture of conveyors, metal scrap reclamation systems, and bulk material handling equipment and systems for a wide variety of industrial markets throughout the world.

Prab is headquartered in Kalamazoo, Michigan and can be found on the Internet at www.prab.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Prab’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that Prab may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include: the failure of Prab’s shareholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to March 12, 2004. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see the Company’s quarterly report on Form 10-QSB filed

Exhibit 99.1-2

with the Commission on September 12, 2003, and its other filings under the Securities Exchange Act of 1934 as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Prab is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

Exhibit 99.1-3